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                                                                  EXHIBIT 10.34


                              EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement") is made and entered into on September 4, 1997, effective January 1, 1998, between Evergreen Media Corporation, a Delaware corporation ("Evergreen," but to be known, following the Merger, as Chancellor Media Corporation and referred to herein, both before and after the Merger, as the "Company"), Evergreen Media Corporation of Los Angeles, a Delaware corporation (to be known, following the Merger, as Chancellor Media Corporation of Los Angeles and referred to herein, both before and after the Merger, as "Los Angeles") and Kenneth J. O'Keefe, an individual ("Employee"). WITNESSETH

         WHEREAS, Evergreen and the Executive are parties to an existing Employment Agreement effective March 1, 1996 and amended March 1, 1997;

         WHEREAS, in connection with the merger of Chancellor Broadcasting Company and Chancellor Radio Broadcasting Company (collectively "Chancellor") with and into subsidiaries of Evergreen and Evergreen's subsequent change of name to Chancellor Media Corporation (collectively, the "Merger"), the Company and the Executive desire the existing Employment Agreement to expire as of December 31, 1997 and desire to enter into a new employment agreement effective January 1, 1998;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations hereinafter set forth, the parties agree as follows:

         1. Employment. The Company hereby agrees to continue to employ the Employee and the Employee hereby accepts continued employment from the Company as the Company's Executive Vice President - Operations for the Term and under the conditions described herein.


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         2. Performance of Duties. During the Term of employment and subject to the other provisions of this Agreement including without limitation Section 11, the Employee will devote all of his business time, services and attention to the Company as its Executive Vice President - Operations and shall perform all of his duties conscientiously and to the full extent of his abilities. Employee shall have such duties, powers and authority as are customary for such position and shall perform such other duties as may be reasonably required by the Company. Employee shall report to the Company's Chief Executive Officer and Chief Operating Officer. The Company shall not require Employee to relocate from his current area of residence. However, Employee understands and agrees that he will be required to engage in reasonable travel in order to perform his job duties.

         3. Term of Employment. This Agreement shall commence January 1, 1998 and shall continue until December 31, 2000 inclusive, subject to the other provisions of this Agreement ("Term"). Each "Contract Year" shall commence on January 1 and end on the December 31 of the same calendar year.

         4. Base Salary. Subject to the provisions contained elsewhere in this Agreement, Company shall pay Employee the following "Base Salary."


                PERIOD                          ANNUALIZED BASE SALARY
1/01/98 - 12/31/98 ("Contract Year One")               $500,000
1/01/99 - 12/31/99 ("Contract Year Two")               $525,000
1/01/00 - 12/31/00 ("Contract Year Three")             $550,000

Base Salary shall be payable, minus all lawful deductions, in accordance with the Company's standard policy for payment of salary to management personnel.



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         5. Potential Bonus Compensation

         (a) For each Contract Year during the Term, Employee shall be eligible to receive an annual bonus (the "Annual Bonus") determined on the basis of the ratio of Broadcast Cash Flow for such Contract Year to the Cash Flow Target for such year (the "BCF Ratio") as follows:

               (i) if the BCF Ratio is less than 95% then the Annual Bonus shall be $0;

               (ii) if the BCF Ratio is greater than or equal to 95% but less than 100% then the Annual Bonus shall be $150,000;

               (iii) if the BCF Ratio is greater than or equal to 100% but less than 105% then the Annual Bonus shall be $300,000;

               (iv) if the BCF Ratio is greater than or equal to 105% but less than 110% then the Annual Bonus shall be $400,000;

               (v) if the BCF Ratio is greater than or equal to 110% then the Annual Bonus shall be $600,000.

         (b) "Annual Broadcast Cash Flow" for a Contract Year shall mean station operating income for such Contract Year for the stations owned by the Company as of the last day of such Contract Year on a consolidated basis excluding depreciation, amortization and corporate, general and administrative expense, calculated in a manner consistent with the presentation of "broadcast cash flow" in the Company's periodic reports filed with the Securities and Exchange Commission

         (c) "Broadcast Cash Flow Target" for each Contract Year shall mean the amount designated by the Company as the Company's Broadcast Cash Flow Target for such




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Contract Year and shall be based on the targets established during the
Company's budgeting process for stations owned by the Company at the beginning of such Contract Year. The Company may modify the Broadcast Cash Flow Target during the Contract Year to reflect the purchase or sale of stations during the Contract Year and the cash flow targets for such acquired or sold stations.

         (d) Except as provided in Section 9 herein, in order to earn an Annual Bonus, Employee must be employed by the Company during the entire Contract Year for which the Bonus applies. Any bonus payments under this Section 5 shall be paid at the same time annual incentive bonuses are paid to the Company's executives generally and shall be reduced by deductions authorized by law.

         6. Additional Benefits.

         (a) General Benefits. During the Term, Employee shall be entitled to participate in all pension, profit sharing and other retirement plans, all group health, hospital, life and disability insurance plans, and all other employee welfare benefit plans in which other executive employees of the Company at the level of Executive Vice President or below may participate. Employee's participation shall be on terms and conditions no less favorable than those terms and conditions which apply to other senior executives of the Company.

         (b) Expenses. The Employee shall be reimbursed for entertainment, travel and other business related expenses reasonably and necessarily incurred and advanced by him in performing his duties for the Company, in accordance with Company policy as it exists from time to time regarding expense reimbursement.

         (c) Vacation. The Employee shall be entitled to four (4) weeks (20 business days) of paid vacation during each year. Selection of days of vacation shall be taken




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subject to approval of the Company which approval shall not be unreasonably withheld. Vacations cannot be carried over from year to year and are forfeited if not taken prior to the end of the year.

         (d) Automobile Allowance. During the Term, the Company will provide the Employee with an automobile allowance of $800 per month or, at its option, may provide to Employee an automobile for his use which in Employee's reasonable discretion is acceptable.

         (e) Club Dues. During the Term, the Company shall reimburse Employee for the reasonable membership dues for Employee to belong to an athletic club and country club of his choice. Such reimbursement shall be in accordance with the Company's expense reimbursement policy.

      7. Stock Options.

         (a) Subject to subsection (b), on February 9, 1996 the Company granted Employee non-qualified stock options ("Options") for the purchase of (taking account of a subsequent stock split) 150,000 shares of the Class A common stock of the Company ("Common Stock") with an exercise price (split adjusted) of $21.33.

         (b) (i) To the extent that such Options have not otherwise become unexercisable, and subject to the Employee's employment under this Agreement on February 28, 1999, such Options shall become exercisable in full on such date.

               (ii) To the extent that such Options have not otherwise become unexercisable, in the event Employee's employment is terminated during the Term



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                    (A) due to Employee's death or Disability (as defined in
               Section 9 below), or

                    (B) due to the Employee's resignation of employment with
               the Company following the Company's material breach of this Agreement which breach is not cured within 30 days following notice from Employee to Company of such breach,

then as of such date of termination of employment the Option shall be exercisable as to that portion of the 150,000 shares of Common Stock subject to the Option equal to the ratio of (x) the number of full months Employee is actually employed by the Company from and after March 1, 1996 hereunder (and under the prior Employment Agreement) divided by (y) 36.

               (iii) To the extent that such Options have not otherwise become unexercisable, in the event that

                    (C) Employee's employment hereunder is terminated without
               Cause (as defined in Section 9 below), or

                    (D) there is a Change in Control (as defined in Section
               7(e) below),

all of such Options shall thereupon become exercisable.

         (c) In addition, on each of the following dates on which the Employee is employed hereunder, the Company shall grant him fully exercisable non-qualified stock options for the purchase of 50,000 shares of Common Stock, with an exercise price, in each case, equal to the fair market value of a share of Common Stock on the date of grant:

               (i) January 1, 1998;



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               (ii) January 1, 1999.

         (d) All stock options described in this Section 7 shall be exercisable for seven years from the date of grant and] shall be subject to: (i) the approval of the Company's shareholders; (ii) a definitive Stock Option Agreement ("Option Agreement") between the parties which will set forth all of the rights, duties, and obligations regarding such stock options; and (iii) the terms and conditions contained in the Company's 1995 Non-Qualified Option Plan as amended from time to time in the Company's sole discretion and its successors ("Option Plan").

         (e) "Change in Control" shall mean (i) the sale, lease or other transfer of all or substantially all of the assets of the Company to any person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended); (ii) the adoption by the stockholders of the Company of a plan relating to the liquidation or dissolution of the Company; (iii) the merger or consolidation of the Company with or into another entity or the merger of another entity into the Company or any subsidiary thereof with the effect that immediately after such transaction the stockholders of the Company immediately prior to such transaction (or their Related Parties) hold less than fifty percent (50%) of the total voting power of all securities generally entitled to vote in the election of directors, managers or trustees of the entity surviving such merger of consolidation; (iv) the acquisition by any person or group of more than fifty percent (50%) of the voting power of all securities of the Company generally entitled to vote in the election of directors of the Company; or (v) that the majority of the Board of Directors of the Company (the "Board") is composed of members who (A) have served less than twelve months and (B) were not approved by a majority of the Board at the time of their election or appointment.



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         (f) "Related Parties" shall mean with respect to any person (i) the spouse and lineal ascendents and descendants of such person, and any sibling of such person and (ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding an 80% or more controlling interest of which consists of persons and/or other persons referred to in clause (i) of this paragraph.

      8. Company Policies.Except where in conflict with other terms of this Agreement, Employees shall comply with all reasonable present and future policies and requirements of the Company in connection with the Company's business and will fully comply with all requirements, rules and regulations of the Federal Communications Commission applicable to any phase of Employee's duties or undertakings.

      9. Termination

         (a) Death or Disability.This Agreement shall terminate immediately upon Employee's death or Disability and, subject to Section 7, the Company's sole obligation will be to pay Employee his Base Salary through the last day worked and a pro rata share of any Annual Bonus earned for the portion of the Contract Year which Employee worked prior to such termination. For purposes of this Agreement, Disability shall mean the Employee's inability to perform the essential functions of his job because of ill health, injury, physical or mental disability or for other medical causes for a cumulative total of more than twelve (12) weeks (whether or not consecutive) during any twelve month period.

         (b) Cause.This Agreement shall terminate without any liability to or upon the Company other than to pay Base Salary for services rendered prior to the date of termination if Employee is terminated for "Cause." "Cause" shall be defined as (i) Employee's theft or embezzlement or attempted theft or embezzlement of money or tangible or intangible




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assets or property of the Company; (ii) any act or acts of moral turpitude by
Employee which materially and negatively affects the interest, property, operations, business or reputation of the Company, (iii) Employee's violation of a federal, state or local law or the rules of the Federal Communications Commission, any of which materially and negatively affects the interest, property, operations, business or reputation of the Company, (iv) gross negligence or material misconduct in the performance of Employee's duties; (v) Employee's material failure to perform his duties under this Agreement, and/or
(vi) a material breach of this Agreement. Prior to a termination for Cause, the Company shall give Employee notice of such Cause for termination and, if such Cause is curable, ten business days during which to cure such Cause to the Company's satisfaction.

         (c) Without Cause.If the Company discharges Employee without Cause during the Term, then, subject to Section 7, the Company's sole liability shall be as severance to continue to pay Employee his Base Salary and to provide health and life insurance coverage (on the same basis that such benefits are provided to the Company's executive employee) until the earlier of the expiration of the Term or the date on which Employee becomes employed by another person or entity in a position providing substantially similar compensation as provided under this Agreement. In addition, Employee shall be entitled to a pro rata share of any Annual Bonus earned for the portion of the Contract Year worked prior to such termination.

         (d) Resignation.In the event Employee resigns his employment hereunder, the Company's sole liability shall be to pay Employee his Base Salary and any accrued benefits through the last day worked.

         (e) Proration.For purposes of Sections 9(a) and (c), the pro-rated Annual Bonus for the Contract Year in which occurs the Executive's termination of employment




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shall be equal to the product of the (i) the fraction of such Contract Year during which the Employee is employed hereunder and (ii) the Annual Bonus, if any, that would be payable hereunder on the basis of a Contract Year commencing January 1 of the year of termination of employment and ending on the last day of the Terminal Month in such year. For the sole purpose of calculating the pro-rated Annual Bonus, if any, payable pursuant to Sections 9(a), (c) and (e), the Cash Flow Target for such deemed short Contract Year shall be determined by the Company in a manner analogous to the determination of Cash Flow Target for a full Contract Year. "Terminal Month" shall mean the last complete calendar month ending coincident with or prior to the Executive's termination of employment hereunder.

     10. Confidential Information.

         (a) The term "Confidential Information" shall mean information and data not generally known outside the Company (unless as a result of a breach of any of the obligations imposed by this Agreement) concerning the Company's business, including, without limitation, information relating to: (i) the identities of its customers and their purchasing habits, needs, credit histories, contact personnel and other information; (ii) suppliers' and vendors' costs, products, discounts, margins, contact personnel and other information; (iii) the Company's trade secrets, price lists, margins, discounts, financial and marketing data, personnel and compensation information, and business plans; (iv) information or data regarding the Company's research, techniques, and equipment; and (v) the Company's programming ideas, formatting, concepts and plans. Employee acknowledges that the Company has expended substantial time and money to develop Confidential Information and that all such Confidential Information would be of value to a competitor of the Company. Confidential Information is solely the property of the Company.



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         (b) Except as otherwise herein provided, Employee agrees that during the period of his employment by the Company, and thereafter, he will hold in strictest confidence and will not use or disclose to any person or entity without the written authorization of the Board or its designated officer, any of the Company's Confidential Information, except as such use or disclosure may be required in connection with his work for the Company or by operation of law, or to the extent that such information becomes known in the public or trade other than as a result of Employee's actions or failure to act. Employees understands that this Agreement applies to art work and music, computerized and written information and to other information, whether or not in written form.

         (c) Employee agrees that he will not take with him any Confidential Information, whether in written, computerized, machine readable, model, sample, or other form capable of physical delivery, upon or after the termination for any reason of his employment with the Company, without the prior written consent of the Board or its designated officer. Employee also agrees that upon the expiration of the Term, the termination for any reason of his employment with the Company or at any other time that the Company may request, he shall deliver promptly and return to the Company all such documents and materials, along with any other Confidential information and all other property of the Company and property relating to the Company's suppliers, customers and business, in his possession or control.

     11. Exclusive Services. During the term of this Agreement, the Employee shall devote his full time, attention, knowledge, skills and efforts exclusively to the business and affairs of the Company and shall do his utmost to promote its interest. During such times the Employee shall not, directly or indirectly, in any manner or capacity, own, manage, consult with, operate, join, control, be employed full or part time by or otherwise participate in, or have any




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beneficial interest in, the ownership, management, operation or control of any business or in any activity which, in the reasonable discretion of the Board or its designated officer, is competitive with the business of the Company or which may conflict with the full and faithful performance of Employee's duties with the Company; provided however, that the ownership of up to one percent of the outstanding stock of any publicly traded company shall not, in and if itself, constitute a violation of this Agreement, so long as Employee does not participate in the management of such company. Employee may spend reasonable time in charity work and in managing his own investments so long as such activities do not materially interfere with his duties hereunder. Employee may also serve on the boards of directors of corporations which do not compete with the Company with the prior approval of the Board or its designated officer, such approval not to be unreasonably withheld. The Company acknowledges that Employee may engage in the limited activities necessary to wind up the affairs of KISS, L.P.

     12. Restrictive Covenants.

         (a) Non-Competition. During the Term of this Agreement and for a period of ninety (90) days after the termination of Employee's employment under this Agreement for any reason including without limitation the expiration of this Agreement ("Restrictive Period"), Employee agrees that he will not be employed by, consult with, perform activities on behalf of, or have an ownership interest in any radio broadcasting station or any owner or operator of any radio broadcasting station(s) serving the same Area of Dominant Influence ("ADI") as any of the radio broadcasting stations which are owned by the Company or any of its subsidiaries at the time of such employment termination; provided however, that the ownership of up to one percent of the outstanding stock of any publicly traded company shall




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not, in and of itself, constitute a violation of this Agreement, so long as
Employee does not participate in the management of such company.

         (b) Non-Solicitation. The Employee agrees that during the Restrictive Period, he will not on his own behalf or on behalf of any other person or entity, without the express written consent of the Board or its designated officer, solicit or attempt to solicit any then current employee, representative or on-air talent of the Company to terminate or modify his or her employment or business relationship with the Company.

     13. Indemnification. The Company will provide defense costs and legal counsel to the Employee and will indemnify him from any liability if he is sued in connection with the performance of his duties as Executive Vice President-Operations for the Company to the extent such indemnification is permitted under the laws of the state of Delaware as in effect at the time of the subject act or omission; provided that this indemnification shall not extend to allegations of willful and wanton misconduct or gross negligence by the Employee. In the event that the Company advances any fees or expenses for the benefit of Employee under this Section 13 and it is determined by a court of competent jurisdiction that Employee was not entitled to such advances or indemnification under the circumstances, Employee agrees to repay any amounts advanced by the Company.

     14. Non-Waiver of Rights. Failure to insist upon strict compliance with any of the terms, provisions or covenants of this Agreement shall not be deemed to be a waiver of any such term, provision or covenant, nor shall any one or more waivers or relinquishments of any rights or powers provided in this Agreement be deemed to be a waiver or relinquishment of such rights or powers at any other time.



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     15. Remedies and Arbitration.

         (a) Remedies. Employee acknowledges that Sections 10 through 12 of this Agreement have been specifically negotiated by the parties and are reasonable and necessary for the protection of the Company's confidential information and its legitimate business interests. The Employee acknowledges that any violation of any of Sections 10 through 12 could not reasonably and adequately be compensated by damages in an action at law, and therefore, a breach or threat of breach of such Sections shall give the Company, in addition to other remedies it may have, the absolute right to injunctive or other equitable relief. Certain of the terms of this Agreement, including without limitation Sections 10 through 12 and 15, shall remain effective and shall survive any termination or expiration of this Agreement.

         (b) Arbitration. Except for the Company's rights to damages and/or injunctive relief under Section 15(a) above, relating to a violation of any of Sections 10 through 12 above, any disputes or disagreements between the parties relating to the terms of this Agreement or the alleged breach thereof shall be submitted to arbitration. If the parties are unable to agree upon an arbitrator in 7 days, an arbitrator shall be selected from a panel furnished by the American Arbitration Association in accordance with its procedures. The award of the arbitrator shall be final and binding upon all parties. The arbitrator shall have no authority to order specific performance or to add to, subtract from or modify this Agreement, but shall have the authority only to interpret this Agreement. The arbitrator's fee and other common expense of the arbitration shall be borne equally by the parties, except that each party shall be responsible for its own attorney's fees and the fee of the court reporter, if any.

         (c) Notice. All notices required to be given or which may be given under this Agreement shall be in writing and shall be deemed given when personally delivered or


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four (4) days after being mailed by certified mail, postage prepaid, return receipt requested, addressed to the parties as follows:

                  If to the Company:

                           Evergreen Media Corporation
                           875 North Michigan Avenue
                           Chicago, Illinois 60611
                           Attention:  James de Castro

                  with a copy to

                           Jed W. Brickner
                           Latham & Watkins
                           885 Third Avenue
                           Suite 1000
                           New York, NY 10022

                  If to Employee:

                           Mr. Kenneth J. O'Keefe
                           76 Royalston Road
                           Wellesley, Massachusetts 02181

Either party may change the address to which such notices are to be addressed by notice thereof to the other party in the manner set forth above.

     16. Amendments: Any amendment of this Agreement must be in writing and signed by the parties.

     17. Construction. This Agreement shall be construed in accordance with the laws of the State of Illinois.

     18. Severability.

         (a) If any provision of this Agreement is ruled to be invalid or unenforceable, the remaining provisions shall not be affected.

         (b) If any court of competent jurisdiction determines that the scope, area, or time limits contained in any of the restrictive covenants in this Agreement are


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unenforceable under the circumstances then existing, the court shall modify such provision to the maximum scope, area or time limit reasonable under such circumstances.

         19. No Conflicting Contracts. Employee represents and warrants that he is not subject to any non-compete covenant in any contract and no contract, agreement, other commitment or matter exists which would prevent his full performance of this Agreement.

         20. Successors and Assigns. The Company shall have the right to assign this Agreement to any affiliated entity or any successor-in-interest to the Company or its assigns only with the mutual consent of the parties.

         21. Entire Agreement. This Agreement reflects the entire understanding of the parties and supersedes any and all other agreements, either oral or written, regarding Employee's employment by the Company. This Agreement may be executed in one or more counterparts.

         22. Prior Employment Agreement. The prior Employment Agreement shall remain in full force and effect through December 31, 1997 and thereafter, except as specifically set forth herein, shall be of no force and effect.

         23. Facility of Payment. All cash payments to be made by the Company to or on behalf of the Executive hereunder shall be an obligation of and made by Los Angeles.



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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement on the date and at the place hereinabove specified.


                                      Evergreen Media Corporation



                                      By:
                                          -------------------------------------
                                      By:      Scott K. Ginsburg
                                      Title:   Chief Executive Officer




                                      Evergreen Media Corporation of Los Angeles

                                      By:
                                          -------------------------------------
                                      By:      Scott K. Ginsburg
                                      Title:   Chief Executive Officer


                                      -----------------------------------------
                                      Kenneth J. O'Keefe




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